Exhibit 99.1

Media Contact:	Investor Relations Contact:
Dani Kenison	Michael Picariello
CommVault	CommVault
732-728-5370	732-728-5380
pr@commvault.com	ir@commvault.com
COMMVAULT ADOPTS STOCKHOLDER RIGHTS PLAN
     OCEANPORT, N.J. — November 14, 2008 — CommVault (NASDAQ: CVLT) today announced that its Board of Directors has approved a stockholder rights plan. In connection with this plan, the Company’s Board of Directors declared a dividend of one Preferred Stock Right for each outstanding share of CommVault Common Stock. The dividend will be distributed on November 24, 2008 to stockholders of record on that date. Each stockholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders under U.S. laws.
     The Rights are not being adopted in response to an unsolicited attempt to acquire the Company, but rather to enable all CommVault stockholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company. CommVault’s Board of Directors believes that the value of the Company’s business is not reflected in the current market price of the Company’s stock. The Company believes that adoption of the rights plan is in the best interests of all of the Company’s stockholders, as it will help to protect stockholders against takeover tactics that may be used to gain control of the Company without paying a price that is in the best interest of all stockholders.
     Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 15% or more of CommVault Common Stock or announces a tender or exchange offer which would result in ownership of 15% or more of the Common Stock.
     Each Right, which is not presently exercisable and is represented by the Company’s Common Stock certificates, will entitle its holder to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $80, subject to adjustment.

Following the acquisition of 15% or more of CommVault Common Stock by a person or group, the holders of the Rights (other than the acquiring person or group) will be entitled to purchase shares of Common Stock at one-half the market price of such shares, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.
     The Rights are redeemable for $.01 per Right, subject to adjustment, at any time before the Rights become exercisable. Unless the Rights are redeemed, exchanged or terminated earlier, they will expire on November 14, 2018.
     Additional detail regarding the rights plan are contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission and in a summary to be mailed to all stockholders following the record date.
About CommVault
A singular vision — a belief in a better way to address current and future data management needs — guides CommVault in the development of Singular Information Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s Simpana® software suite of products was designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Protection, Archive, Replication, Search and Resource Management capabilities. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States.
Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections and the value of the Company and its stock, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
©1999-2008 CommVault Systems, Inc. All rights reserved. CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, SIM, Singular Information Management, Simpana, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, Recovery Director, CommServe, CommCell and ROMS are trademarks or registered trademarks of CommVault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.